UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2025

Clearway Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36002	46-1777204
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Carnegie Center, Suite 300, Princeton, New Jersey 08540

(Address of principal executive offices, including zip code)

(609) 608-1525

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	CWEN.A	New York Stock Exchange
Class C Common Stock, par value $0.01	CWEN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On November 24, 2025, RS2-Spindle Purchaser LLC (“Purchaser”), a subsidiary of Clearway Energy, Inc. (the “Company”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with RS2-Spindle CE Seller LLC (“Seller”), an affiliate of Clearway Energy Group LLC.  Pursuant to the terms of the Purchase Agreement, Purchaser will acquire from Seller certain limited liability company membership interests in RS2-Spindle TargetCo LLC (“Target Company”), which, subject to certain terms and conditions referenced in the Purchase Agreement, will become the indirect owner of all of the limited liability company interests in Spindle Battery LLC (“Spindle Battery”) and Golden Fields Solar VI, LLC (“Golden Fields Solar VI”), for a base purchase price of approximately $45.7 million with respect to Spindle Battery and approximately $47.2 million with respect to Golden Fields Solar VI, in each case, in cash and subject to customary working capital adjustments (the “Transaction”). Spindle Battery is developing and constructing an approximately 199 megawatt battery energy storage system facility in Weld County, Colorado. Golden Fields Solar VI is developing an approximately 92 megawatt battery energy storage system facility in Kern County, California. At the closing of the Transaction, Purchaser will acquire 999 units of the Target Company, which will represent 100% of the class A units of the Target Company, and Seller will distribute the remaining one unit to Clearway Renew LLC, with such unit being converted into 100% of the class C units of the Target Company.

The Purchase Agreement contains customary representations and warranties and covenants made by each of the parties. Each of Purchaser and Seller are obligated, subject to certain limitations, to indemnify the other for certain customary and other specified matters, including breaches of representations and warranties, nonfulfillment or breaches of covenants and for certain liabilities and third-party claims.

The closing of the Transaction is subject to customary closing conditions and certain third-party actions. The closing of the Transaction is expected to occur during the second half of 2026.

The foregoing description of the Transaction and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Document

10.1†*	Membership Interest Purchase Agreement, dated as of November 24, 2025, by and between RS2-Spindle CE Seller LLC and RS2-Spindle Purchaser LLC.

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

†	Schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the U.S. Securities and Exchange Commission (the “SEC”) upon request.
*	Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The omitted information is (i) not material and (ii) would likely cause competitive harm to the Company if publicly disclosed. The Company agrees to furnish supplementally an unredacted copy of this Exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Clearway Energy, Inc.

	By:	/s/ Kevin P. Malcarney
Kevin P. Malcarney
Executive President, General Counsel and Corporate Secretary

Dated: December 2, 2025